Exhibit 5

INTERMET Corporation
5445 Corporate Drive
Suite 200
Troy, Michigan 48098

Re: Form S-8 Registration Statement — 1,500,000 Shares of Common Stock

Ladies and Gentlemen:

I am an attorney admitted to practice in the states of Michigan and Ohio and I am Vice President, General Counsel and Secretary for INTERMET Corporation, a Georgia corporation. I have acted as counsel for INTERMET in the preparation of a registration statement on Form S-8 relating to INTERMET’s Executive Stock Option and Incentive Award Plan and the proposed offer and sale of up to 1,500,000 shares of INTERMET’s common stock, $0.10 par value per share, pursuant thereto.

In connection with the preparation of the registration statement, I have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the shares as I have deemed relevant under the circumstances. On the basis of the foregoing, it is my opinion that the proposed offer and sale pursuant to the plan of the shares have been duly authorized by INTERMET’s board of directors, and such shares, when issued in accordance with the terms and conditions of the plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the registration statement and further consent to the use of my name under the heading “Legal Matters” in the registration statement.

Very truly yours,

/s/ Alan J. Miller

Alan J. Miller

June 27, 2000

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